UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2012

Parametric Sound Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-54020	27-2767540
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13125 Danielson Street, #110 Poway, California 92064

(Address of Principal Executive Offices)
____________________

888-477-2150
(Registrant’s telephone number, including area code)

1941 Ramrod Avenue, #100
Henderson, NV 89014
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On May 21, 2012, Parametric Sound Corporation (the “Company”) entered into a lease agreement (“Lease”) with Parkway Commerce Center, LLC, a Hawaii limited liability company (“Landlord”), for 6,808 square feet of improved office, laboratory, assembly and warehouse space located at 13771 Danielson Street (Suites K and L), Poway, California 92064. The Company is obligated to pay 50% of rental charges during an early access occupancy period expected not to exceed two weeks during which the Landlord is obligated to make certain tenant improvements. The 39-month lease term commences after the early access period as defined in the lease. The base rent for the first year is $4,765.60 per month, the second year $4,932.40 per month, the third year $5,105.03 per month and the final three months the base rent is $5,283.71 per month with such base rent for months 2, 13 and 25 of the lease abated. The Company is also obligated to pay a proportional share of common area maintenance charges (“Additional Rent”) currently at the rate of $2,386.00 per month subject to adjustment during the lease term. The Landlord has agreed to reimburse the Company for up to $17,020 of additional tenant improvements incurred by the Company during the first twelve lease months. Subject to certain conditions, the Company has one five-year extension option at the then fair rental value as defined in the Lease. The aggregate estimated lease payments pursuant to the agreement approximate $275,300 subject to changes in monthly Additional Rent as provided in the lease.

The foregoing summary of the Lease and does not purport to be complete and is qualified in its entirety by reference to the Lease filed as an exhibit to this Current Report on Form 8-K and incorporated herein by this reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Industrial Lease Agreement between the Company and Parkway Commerce Center, LLC executed on May 21, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Parametric Sound Corporation

Date: May 25, 2012	By:	/s/ James A. Barnes
James A. Barnes
Chief Financial Officer, Treasurer and Secretary